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                                                                    Exhibit 10.3

                                               (DEUTSCHE BANK LOGO)

                                               Deutsche Bank AG London
                                               Winchester house
                                               1 Great Winchester St,
                                               London EC2N 2DB
                                               Telephone: 44 20 7545 8000

                                               c/o Deutsche Bank Securities Inc.
                                               60 Wall Street
                                               New York, NY 10005
                                               Telephone: (212) 250-2500

DATE:                September 13, 2006

TO:                  PolyMedica Corporation
ATTENTION:           Keith Jones, Chief Financial Officer
TELEPHONE:           (781) 486-8111
FACSIMILE:           (781) 295-0182

FROM:                Deutsche Bank AG London
TELEPHONE:           44 20 7545 8193
FACSIMILE:           44 11 3336 2009

SUBJECT:             Equity Derivatives Confirmation

REFERENCE NUMBER(S): NY-NY-OC 130732-1

The purpose of this facsimile agreement (this "CONFIRMATION") is to confirm the terms and conditions of the transaction entered into between DEUTSCHE BANK AG ACTING THROUGH ITS LONDON BRANCH ("DEUTSCHE") and PolyMedica Corporation ("COUNTERPARTY") on the Trade Date specified below (the "TRANSACTION"). This Confirmation constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE EXCHANGE ACT (AS DEFINED BELOW). DEUTSCHE BANK SECURITIES INC. ("AGENT") HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).(1)

----------
Chairman of the Supervisory Board:      Deutsche Bank AG is regulated by the FSA
Clemens Borsig Board of Managing        for the conduct of designated investment
Directors: Hermann-Josef Lamberti,      business in the UK, is a member of the
Josef Ackermann, Tessen von             London Stock Exchange and is a limited
Heydebreck, Anthony Dilorio, Hugo       liability company incorporated in the
Banziger                                Federal Republic of Germany HRB No. 30
                                        000 District Court of Frankfurt am Main;
                                        Branch Registration No. in England and
                                        Wales BR000005, Registered address:
                                        Winchester House, 1 Great Winchester
                                        Street, London EC2N 2DB.


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The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the
"EQUITY DEFINITIONS"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Deutsche and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the "AGREEMENT") in the form of the 2002 ISDA Master Agreement (the "ISDA FORM") as if Deutsche and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2. The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

GENERAL:

Trade Date:                      September 13, 2006.

Effective Date:                  The closing date for the initial issuance of
                                 the Convertible Notes.

Transaction Style:               As described below under "Procedure for
                                 Exercise".

Transaction Type:                Note Hedging Units.

Seller:                          Deutsche.

Buyer:                           Counterparty.

Shares: The common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:               1.00% Convertible Subordinated Notes of
                                 Counterparty due September 15, 2011, offered
                                 pursuant to an Offering Memorandum to be dated
                                 as of September 13, 2006 and issued pursuant to
                                 the indenture to be dated on or about September
                                 19, 2006, by and between Counterparty and
                                 LaSalle Bank National Association, as trustee
                                 (the "INDENTURE"). Certain defined terms used
                                 herein have the meanings assigned to them in
                                 Indenture. In the event of any inconsistency
                                 between the terms defined in the Indenture and
                                 this Confirmation, this Confirmation shall
                                 govern. For the avoidance of doubt, references
                                 herein to sections of the Indenture are based
                                 on the draft of the Indenture most recently
                                 reviewed by the parties at the time of
                                 execution of this Confirmation. If any relevant
                                 sections of the Indenture are changed, added or
                                 renumbered following execution of this
                                 Confirmation, the parties will amend this
                                 Confirmation in good faith to preserve the
                                 economic intent of the parties.

Number of Note Hedging Units:    180,000

Note Hedging Unit Entitlement:   1,000 divided by 47.9028. Notwithstanding
                                 anything to the contrary herein or in the
                                 Agreement (including without limitation the
                                 provisions


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
                                 of Calculation Agent Adjustment), in no event shall the Note Hedging Unit Entitlement at any time be greater than the Conversion Rate (as such term is defined in the Indenture) at such time.

Strike Price:                    USD1,000 divided by the Note Hedging Unit
                                 Entitlement.

Premium:                         USD 28,123,200

Premium Payment Date:            The Effective Date.

Applicable Percentage:           60%

Exchange:                        The Nasdaq Global Select Market of the Nasdaq
                                 Stock Market, Inc.

Related Exchanges:               All Exchanges.

Calculation Agent:               Deutsche.

PROCEDURE FOR EXERCISE:

Potential Exercise Dates:        Each Conversion Date.

Conversion Date:                 Each "Conversion Date" as defined in the
                                 Indenture.

Required Exercise on
Conversion Dates:                On each Conversion Date, a number of Note
                                 Hedging Units equal to the number of
                                 Convertible Notes in denominations of USD1,000
                                 principal amount submitted for conversion in
                                 respect of such Conversion Date in accordance
                                 with the terms of the Indenture shall be
                                 exercised automatically, subject to "Notice of
                                 Exercise" below.

Expiration Date:                 September 15, 2011

Multiple Exercise:               Applicable, as provided under "Required
                                 Exercise on Conversion Dates".

Automatic Exercise:              As provided under "Required Exercise on
                                 Conversion Dates".

Notice of Exercise:              Notwithstanding anything to the contrary in the
                                 Equity Definitions, in order to exercise any
                                 Note Hedging Units, Counterparty must notify
                                 Deutsche in writing prior to 5:00 PM, New York
                                 City time, on the day that is two Scheduled
                                 Trading Days prior to the first day of the
                                 "Conversion Period", as defined in the
                                 Indenture, relating to the Convertible Notes
                                 converted on the Conversion Date relating to
                                 the relevant Exercise Date (the "NOTICE
                                 DEADLINE") of (i) the number of Note Hedging
                                 Units being exercised on such Exercise Date and
                                 (ii) the scheduled settlement date under the
                                 Indenture for the Convertible Notes converted
                                 on the Conversion Date corresponding to such
                                 Exercise Date.

SETTLEMENT TERMS:


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
Net Share Settlement:            In lieu of the obligations set forth in
                                 Sections 8.1 and 9.1 of the Equity Definitions,
                                 and subject to "Notice of Exercise" above, in
                                 respect of any Exercise Date occurring on a
                                 Conversion Date, Deutsche shall deliver to
                                 Counterparty, on the related Settlement Date,
                                 the Settlement Amount. For the avoidance of
                                 doubt, to the extent Deutsche is obligated to
                                 deliver Shares hereunder, the provisions of
                                 Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the
                                 Equity Definitions shall be applicable to any
                                 such delivery of Shares, except that all
                                 references in such provisions to
                                 "Physically-Settled" shall be read as
                                 references to "Net Share Settled"; and provided
                                 that the Representation and Agreement contained
                                 in Section 9.11 of the Equity Definitions shall
                                 be modified by excluding any representations
                                 therein relating to restrictions, obligations,
                                 limitations or requirements under applicable
                                 securities laws as a result of the fact that
                                 Counterparty is the issuer of the Shares.

Settlement Amount:               A number of Shares equal to the Applicable
                                 Percentage multiplied by the aggregate number
                                 of Shares that Counterparty is obligated to
                                 deliver to the holder(s) of the Convertible
                                 Notes converted on such Conversion Date
                                 pursuant to Section 5.05(a) of the Indenture
                                 (the "CONVERTIBLE OBLIGATION"); provided that
                                 such obligation shall be determined (i)
                                 excluding any Shares that Counterparty is
                                 obligated to deliver to holder(s) of the
                                 Convertible Notes as a result of any
                                 adjustments to the Conversion Rate for the
                                 issuance of additional shares as set forth in
                                 Section 4.02 of the Indenture or any voluntary
                                 adjustment pursuant to Sections 5.08 or 5.09 of
                                 the Indenture and (ii) assuming that, upon the
                                 occurrence of a "Public Acquirer Change in
                                 Control" (as defined in the Indenture),
                                 Counterparty does not make an election provided
                                 in Section 4.03 of the Indenture; provided
                                 further that if Volume Weighted Average Price
                                 (as defined in the Indenture) is not available
                                 at Bloomberg page PLMD (equity) AQR (or any
                                 successor thereto), the Calculation Agent shall
                                 determine Volume Weighted Average Price for
                                 purposes of calculating the Convertible
                                 Obligation in a commercially reasonable manner
                                 in consultation with the parties. For the
                                 avoidance of doubt, if the "Conversion
                                 Obligation", as defined in the Indenture, is
                                 less than or equal to USD1,000, Deutsche will
                                 have no delivery obligation hereunder.

Notice of Delivery Obligation:   No later than the Exchange Business Day
                                 immediately following the last day of the
                                 "Conversion Period", as defined in the
                                 Indenture, Counterparty shall give Deutsche
                                 notice of the final number of Shares comprising
                                 the Convertible Obligation (it being
                                 understood, for the avoidance of doubt, that
                                 the requirement of Counterparty to deliver such
                                 notice shall not limit Counterparty's
                                 obligations with respect to Notice of Exercise,
                                 as set forth above, in any way).

Settlement Date:                 In respect of an Exercise Date occurring on a
                                 Conversion Date, the settlement date for the
                                 Shares to be delivered under the Convertible
                                 Notes under the terms of the Indenture;
                                 provided that the Settlement Date will not be
                                 prior to the later of (i) the date one
                                 Settlement Cycle following the final day of the
                                 "Conversion Period", as defined in the
                                 Indenture, or (ii) the Exchange Business Day
                                 immediately following the


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
                                 date on which Counterparty gives notice to Deutsche of such Settlement Date prior to 5:00
                                 PM, New York City time.

Settlement Currency:             USD.

Restricted Certificated
Shares: Notwithstanding anything to the contrary in the Equity Definitions, Deutsche may, in whole or in part, deliver Shares in certificated form representing the Settlement Amount to
                                 Counterparty in lieu of delivery through the Clearance System.

SHARE ADJUSTMENTS:

Potential Adjustment Events:     Notwithstanding Section 11.2(e) of the Equity
                                 Definitions, a "Potential Adjustment Event"
                                 means any occurrence of any event or condition,
                                 as set forth in Section 5.06 of the Indenture
                                 that would result in an adjustment to the
                                 Conversion Rate of the Convertible Notes;
                                 provided that in no event shall there be any
                                 adjustment hereunder as a result of an
                                 adjustment to the Conversion Rate pursuant to
                                 Sections 5.08 or 5.09 or Section 4.02 of the
                                 Indenture.

Method of Adjustment:            Calculation Agent Adjustment, which means that,
                                 notwithstanding Section 11.2(c) of the Equity
                                 Definitions (which shall not apply to the
                                 Transaction), upon any adjustment to the
                                 Conversion Rate of the Convertible Notes
                                 pursuant to the Indenture (other than Section
                                 5.08, Section 5.09 and Section 4.02 of the
                                 Indenture), the Calculation Agent shall make a
                                 corresponding adjustment to any one or more of
                                 the Strike Price, Number of Note Hedging Units,
                                 the Note Hedging Unit Entitlement and any other
                                 variable relevant to the exercise, settlement
                                 or payment for the Transaction, to the extent
                                 an analogous adjustment is made under the
                                 Indenture.

EXTRAORDINARY EVENTS:

Merger Events:                   Notwithstanding Section 12.1(b) of the Equity
                                 Definitions, a "Merger Event" means the
                                 occurrence of any event or condition set forth
                                 in Section 5.11 of the Indenture.

Consequences of Merger Events:   Notwithstanding Section 12.2 of the Equity
                                 Definitions, upon the occurrence of a Merger
                                 Event, the Calculation Agent shall make the
                                 corresponding adjustment in respect of any
                                 adjustment under the Indenture to any one or
                                 more of the nature of the Shares, the Strike
                                 Price, the Number of Note Hedging Units, the
                                 Note Hedging Unit Entitlement and any other
                                 variable relevant to the exercise, settlement
                                 or payment for the Transaction, to the extent
                                 an analogous adjustment is made under the
                                 Indenture; provided that such adjustment (i)
                                 shall be made without regard to any adjustment
                                 to the Conversion Rate for the issuance of
                                 additional shares as set forth in Section 4.02
                                 of the Indenture or any voluntary adjustment
                                 pursuant to Sections 5.08 or 5.09 of the
                                 Indenture and (ii) shall assume that, in the
                                 case of a "Public Acquirer Change in Control"
                                 (as defined in the Indenture), Counterparty
                                 does not make an election provided in Section
                                 4.03 of the Indenture.

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
Nationalization, Insolvency
and Delisting:                   Cancellation and Payment; provided that in
                                 addition to the provisions of Section
                                 12.6(a)(iii) of the Equity Definitions, it
                                 shall also constitute a Delisting if the
                                 Exchange is located in the United States and
                                 the Shares are not immediately re-listed,
                                 re-traded or re-quoted on any of the New York
                                 Stock Exchange, the American Stock Exchange,
                                 the NASDAQ Global Select Market or the NASDAQ
                                 Global Market (or their respective successors);
                                 if the Shares are immediately re-listed,
                                 re-traded or re-quoted on any such exchange or
                                 quotation system, such exchange or quotation
                                 system shall be deemed to be the Exchange.

ADDITIONAL DISRUPTION EVENTS:

Change in Law:                   Applicable

Failure to Deliver:              Applicable

Insolvency Filing:               Applicable

Determining Party:               Deutsche; provided that in the case of a Change
                                 in Law, Deutsche shall consult with
                                 Counterparty in determining the Cancellation
                                 Amount, and shall deliver, within five Exchange
                                 Business Days of a written request by
                                 Counterparty, a written explanation of any
                                 calculation made by it, and including, where
                                 applicable, the methodology and data applied.

ACKNOWLEDGEMENTS:

Non-Reliance:                    Applicable

Agreements and
Acknowledgements Regarding
Hedging Activities:              Applicable

Additional Acknowledgements:     Applicable

MUTUAL REPRESENTATIONS: Each of Deutsche and Counterparty represents and warrants to, and agrees with, the other party that:

     (i) TAX DISCLOSURE. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

     (ii) COMMODITY EXCHANGE ACT. It is an "eligible contract participant" within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the "CEA"). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a "trading facility" as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

     (iii) SECURITIES ACT. It is a "qualified institutional buyer" as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), or an "accredited investor" as defined under the Securities Act.

     (iv) INVESTMENT COMPANY ACT. It is a "qualified purchaser" as defined under the Investment Company Act of 1940, as amended.

     (v) ERISA. The assets used in the Transaction (1) are not assets of any "plan" (as such term is defined in Section 4975 of the Internal Revenue Code (the "CODE")) subject to Section 4975 of the Code or any "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) subject to Title I of ERISA, and (2) do not constitute "plan assets" within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

COUNTERPARTY REPRESENTATIONS: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

     (i) Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, insolvent.

     (ii) Counterparty shall immediately provide written notice to Deutsche upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Deutsche.

     (iii) Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings.

     (iv) Counterparty's investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

     (v) Counterparty understands, agrees and acknowledges that Deutsche has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

     (vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

     (vii) Counterparty understands, agrees and acknowledges that no obligations of Deutsche to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Deutsche or any governmental agency.

     (viii) (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Deutsche or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Deutsche or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

     (ix) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Deutsche is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB's Liabilities & Equity Project.

     (x)  Counterparty is not entering into the Transaction for the purpose of
          (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

     (xi) Counterparty's filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (xii) Counterparty has not violated, and shall not directly or indirectly violate, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

     (xiii) The Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty's board of directors and any such repurchase has been, or shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

MISCELLANEOUS:

     NETTING AND SET-OFF. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

     QUALIFIED FINANCIAL CONTRACTS. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a "qualified financial contract" within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-Defaulting Party's rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

     METHOD OF DELIVERY. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent.


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

     STAGGERED SETTLEMENT. If, upon advice of counsel, Deutsche reasonably determines, with respect to applicable legal and regulatory requirements, including any requirements relating to Deutsche's hedging activities hereunder, or due to a lack of sufficient liquidity in the borrow market for the Shares, that it would not be practical or advisable to deliver, or to acquire to deliver, any or all of the Shares to be delivered by Deutsche on the Settlement Date, Deutsche may, by notice to Counterparty prior to any Settlement Date (a "NOMINAL SETTLEMENT DATE"), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a "STAGGERED SETTLEMENT DATE") or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Deutsche will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related "Conversion Period") or delivery times and how it will allocate the Shares it is required to deliver under "Net Share Settlement" (above) among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Deutsche will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Deutsche would otherwise be required to deliver on such Nominal Settlement Date.

     ADDITIONAL TERMINATION EVENTS. The occurrence of (i) an "Event of Default" with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 9.01 of the Indenture which results in principal and interest related to the Convertible Notes being declared immediately due and payable pursuant to the terms of the Indenture, (ii) an Amendment Event or (iii) a Repayment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Deutsche shall be the party entitled to designate an Early Termination Date pursuant to Section 6(a) of the Agreement; provided that in the case of a Repayment Event the Transaction shall be subject to termination only in respect of the number of Convertible Notes that cease to be outstanding in connection with or as a result of such Repayment Event.

          "AMENDMENT EVENT" means that Counterparty amends, modifies, supplements or obtains a waiver with respect to (i) any term of the Indenture or the Convertible Notes governing the principal amount, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion price, conversion settlement dates or conversion conditions), or (ii) any term of the Indenture if such amendment, modification, supplement or waiver would, in the reasonable judgment of Deutsche, have a material adverse effect on the economic value to Deutsche of or obligations of Deutsche under this Transaction, in each case without the prior consent of Deutsche, such consent not to be unreasonably withheld.

          "REPAYMENT EVENT" means that (A) any Convertible Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries, (B) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (C) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (D) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that, in the case of clause (B) and clause (D), conversions of the Convertible Notes pursuant to the terms of the Indenture as in effect on the date hereof shall not be Repayment Events.

     DISPOSITION OF HEDGE SHARES. Counterparty hereby agrees that if, in the good faith reasonable judgment of Deutsche based on the advice of outside counsel, the Shares (the "HEDGE SHARES") acquired by Deutsche for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Deutsche without registration under the Securities Act, Counterparty shall, at its election choose from the following three choices: (i) in order to allow Deutsche to sell the Hedge Shares in a registered offering, make available to Deutsche an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Deutsche, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant's "comfort" letters in customary form for registered offerings of equity securities,
     (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Deutsche, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Deutsche a reasonable opportunity to conduct a "due diligence" investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Deutsche, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Deutsche to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Deutsche, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Deutsche, due diligence rights (for Deutsche or any designated buyer of the Hedge Shares from Deutsche), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Deutsche (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Deutsche for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Deutsche at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Deutsche. "VWAP PRICE" means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page PLMD (equity) AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

     STATUS OF CLAIMS IN BANKRUPTCY. Deutsche acknowledges and agrees that this Confirmation is not intended to convey to Deutsche rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Deutsche's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Deutsche's rights in respect of any transactions other than the Transaction.

     NO COLLATERAL. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

     SECURITIES CONTRACT; SWAP AGREEMENT. The parties hereto agree and acknowledge that Deutsche is a "financial institution," "swap participant" and "financial participant" within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the "BANKRUPTCY CODE"). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a "settlement payment," as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a "swap agreement," as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a "transfer," as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Deutsche is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

     REPURCHASE NOTICES. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Deutsche a written notice of such repurchase (a "REPURCHASE NOTICE") on such day if following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 4.5% and (b) greater by 0.5% than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Unit Equity Percentage as of the date hereof). The "UNIT EQUITY PERCENTAGE" as of any day is the fraction (i) the numerator of which is the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Deutsche and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a "SECTION 16 INDEMNIFIED PERSON") from and against any and all losses (including losses relating to Deutsche's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty's failure to provide Deutsche with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such
     Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that the Section 16 Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided, that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such
     Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such
     Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

     ALTERNATIVE CALCULATIONS AND DEUTSCHE PAYMENT ON EARLY TERMINATION AND ON CERTAIN EXTRAORDINARY EVENTS. If Deutsche owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and "Consequences of Merger Events and Tender Offers" above), 12.6, 12.7 or
     12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to
     Section 6(d)(ii) of the Agreement (except in the case of (x) an Event of Default in which Counterparty is the Defaulting Party or (y) a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty's control) (a "DEUTSCHE PAYMENT OBLIGATION"), Counterparty shall have the right, in its sole discretion, to require Deutsche to satisfy any such Deutsche Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Deutsche, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the transaction is terminated, as applicable ("NOTICE OF DEUTSCHE TERMINATION DELIVERY"). Within a commercially reasonable period of time following receipt of a Notice of Deutsche Termination Delivery, Deutsche shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Deutsche Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8,

     9.9, 9.10, 9.11 and 9.12 of the Equity Definitions shall be applicable, except that all references to "Shares" shall be read as references to "Termination Delivery Units."

          "TERMINATION DELIVERY UNIT" means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (b) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

     RULE 10B-18. Except as disclosed to Deutsche in writing prior to the date on which the offering of the Convertible Notes was first announced, Counterparty represents and warrants to Deutsche that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date ("RULE 10B-18 PURCHASE," "BLOCKS" and "AFFILIATED PURCHASER" each as defined in Rule 10b-18 under the Exchange Act). Counterparty agrees and acknowledges that it shall not, and shall cause its affiliates and Affiliated Purchasers not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the period beginning on such date and ending on the day on which Deutsche has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction, including any increase in the Number of Note Hedge Units that may be agreed pursuant to "AMENDMENT" above.

     REGULATION M. Counterparty was not on the date on which the offering of the Convertible Notes was first announced, has not since such date, and is not on the date hereof, engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the day on which Deutsche has informed Counterparty in writing that it has completed all purchases of Shares to hedge initially its exposure to the Transaction, including any increase in the Number of Note Hedge Units that may be agreed pursuant to "AMENDMENT" above, engage in any such distribution.

     NO MATERIAL NON-PUBLIC INFORMATION. On each day during the period beginning on the date on which the offering of the Convertible Notes was first announced and ending on the day on which Deutsche has informed Counterparty in writing that it has completed all purchases of Shares by Deutsche to hedge initially its exposure with respect to the Transaction, including any increase in the Number of Note Hedge Units that may be agreed pursuant to "AMENDMENT" above, Counterparty represents and warrants to Deutsche that it is not aware of any material nonpublic information concerning itself or the Shares.

     RIGHT TO EXTEND. Deutsche may postpone any Potential Exercise Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units for up to ten Exchange Business Days (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units) if Deutsche determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to enable Deutsche to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Deutsche were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Deutsche.

     TRANSFER OR ASSIGNMENT. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Deutsche. Deutsche may not transfer or assign all or a portion of its Note Hedging Units hereunder or any of its rights or obligations under the Transaction at any time without the prior written consent of Counterparty.

     If, as determined in Deutsche's sole discretion, (x) its "beneficial ownership" (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8.5% of Counterparty's outstanding Shares and (y) Deutsche is unable, after commercially reasonable efforts, to effect a transfer or assignment to an Eligible Assignee on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction to reduce such "beneficial ownership" below 8.5%, Deutsche may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the "TERMINATED PORTION") of this Transaction, such that its "beneficial ownership" following such partial termination will be approximately equal to but less than 8.5%. In the event that Deutsche so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) the Counterparty shall be the sole Affected Party with respect to such partial termination and
     (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption "ALTERNATIVE CALCULATIONS AND DEUTSCHE PAYMENT ON EARLY TERMINATION AND ON CERTAIN EXTRAORDINARY EVENTS" shall apply to any amount that is payable by Deutsche to Counterparty pursuant to this sentence).

     The term "ELIGIBLE ASSIGNEE" shall mean any third party with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor's Ratings Services or its successor ("S&P"), or A1 or better by Moody's Investors Service, Inc. ("MOODY'S") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Deutsche.

     Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Deutsche to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Deutsche may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Deutsche's obligations in respect of the Transaction and any such designee may assume such obligations. Deutsche shall be discharged of its obligations to Counterparty to the extent of any such performance.

     SEVERABILITY; ILLEGALITY. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

     WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

     EARLY UNWIND. In the event the sale of Convertible Notes is not consummated with the initial purchasers thereof (the "INITIAL PURCHASERS") for any reason by the close of business in New York on September 19, 2006 (or such later date as agreed upon by the parties) (September 19, 2006 or such later date as agreed upon being the "EARLY UNWIND DATE"), the Transaction shall automatically terminate (the "EARLY UNWIND") on the Early Unwind Date and
     (a) the Transaction and all of the respective rights and obligations of Deutsche and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, if the failure to consummate the sale of the Convertible Notes results solely from a breach by Counterparty of any representation or undertaking by Counterparty contained in the Purchase Agreement dated September 13, 2006 between Couternparty and Deutsche Bank Securities, Inc. and Banc of America Securities LLC as representatives of the Initial Purchasers thereto, Counterparty shall purchase from Deutsche on the Early Unwind Date all Shares purchased by Deutsche or one or more of its affiliates, and assume, or reimburse the cost of, derivatives entered into by Deutsche or one or more of its affiliates, in each case, in connection with hedging the Transaction and the unwind of such hedging activities. The purchase price paid by Counterparty shall be determined by Deutsche in its reasonable good faith discretion, and shall be Deutsche's (or its affiliates) actual cost of such Shares and derivatives and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date. Deutsche and Counterparty represent and acknowledge to the other that, subject to the proviso included in the preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

GOVERNING LAW: The law of the State of New York.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

PolyMedica Corporation
701 Edgewater Drive, Suite 360
Wakefield, MA 01880
Attention: Keith Jones, Chief Financial Officer
Fax: (781) 295-0182

(b) Deutsche

Deutsche Bank AG London

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention: Documentation Department

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Deutsche a facsimile of the fully-executed Confirmation to Deutsche at 44 113 336 2009. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

DEUTSCHE BANK AG LONDON


By: /s/ Lee Frankenfield
    ---------------------------------
Name: Lee Frankenfield
      -------------------------------
Title: Director
       ------------------------------


By: /s/ Andrea Leung
    ---------------------------------
Name: Andrea Leung
      -------------------------------
Title: Managing Director
       ------------------------------

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection
with this Transaction


By: /s/ Lee Frankenfield
    ---------------------------------
Name: Lee Frankenfield
      -------------------------------
Title: Director
       ------------------------------


By: /s/ Andrea Leung
    ---------------------------------
Name: Andrea Leung
      -------------------------------
Title: Managing Director
       ------------------------------

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

POLYMEDICA CORPORATION


By: /s/ Keith Jones
    ---------------------------------
Name: Keith W. Jones
      -------------------------------
Title: Chief Financial Officer
       ------------------------------